Exhibit 10.15

2851 High Meadow Circle Suite 170 Auburn Hills, MI 48326

December 18, 2020

[Name]
VIA EMAIL: email@address

Dear Mr. [Name],

As discussed, Electric Last Mile, Inc., a Delaware corporation (“ELM”), intends to enter into a business combination transaction with Forum Merger III Corporation, a Delaware corporation (“Forum”), pursuant to which Forum will be the surviving parent company (and will be renamed “Electric Last Mile Solutions, Inc.”), ELM will be the wholly owned surviving subsidiary of Forum, and the stockholders of ELM will receive as consideration shares of common stock of Forum, which are expected to continue to be traded on The Nasdaq Stock Market (the “Business Combination”). In connection with the Business Combination, Forum and ELM have agreed that: (i) ELM has the right to nominate a mutually agreed upon number of directors to serve on the board of directors of Forum, as the surviving parent company (the “Board”), upon the Closing of the Business Combination, (ii) the election of those directors will be voted upon by the stockholders of Forum at the special meeting at which the stockholders will vote on the Business Combination, and (iii) following the election of those directors by the stockholders of Forum at the special meeting, those directors will become directors of Forum upon the closing of the Business Combination (the “Closing” and such date of the Closing, the “Closing Date”). Accordingly, on behalf of ELM, I am pleased to invite you to join Forum’s Board as a non-employee director, effective upon the Closing, provided that this invitation and your future service as a member of the Board (if any) is contingent upon the Closing and subject to the approval of the stockholders of Forum (as described above) and the terms of this letter. If all of these contingencies and conditions are satisfied and if you accept this position as a member of the Board, this letter shall constitute an agreement between you and Forum (the “Agreement”), effective upon the Closing, which contains the basic terms and conditions relating to the services you are to provide.

1.       Term. Following the Closing, the Board will be a classified board of directors, consisting of three classes of directors. The term of the first class of directors will expire at the first annual meeting of Forum’s stockholders following the Closing (which is expected to be held in 2022), the term of the second class of directors will expire at the second annual meeting of Forum’s stockholders following the Closing (which is expected to be held in 2023), and the term of the third class of directors will expire at the third annual meeting of Forum’s stockholders following the Closing (which is expected to be held in 2024). Your first term is expected to commence on the Closing Date. The class to which you are appointed will be agreed upon by Forum and ELM and approved by the existing members of the Board prior to the Closing Date. Notwithstanding the foregoing or anything else to the contrary in this Agreement, your retainers, fees, equity awards and other Board compensation shall at all times be subject to modification by the Board or a committee thereof to conform to any director compensation policy or program of the Board or a committee thereof that governs the compensation of Forum’s non-employee directors generally.

2.       Services. You will be required to render services as a member of the Board. As a member of the Board, you shall attend and participate in all regular and special meetings of the Board and of all committees of the Board of which you are a member. Subject to any attendance policy maintained by the Board from time to time, you may attend and participate in each such meeting via teleconference, video conference or in person. You shall consult with the other members of the Board regularly and as necessary via telephone, electronic mail or other forms of correspondence.

3.       Annual Retainer. In consideration for your service as a member of the Board, you shall receive director fees of $100,000 per annum, which amount is payable in cash in four equal quarterly installments and is to be pro-rated for any partial year of service.

2851 High Meadow Circle Suite 170 Auburn Hills, MI 48326

4.       Chairman and Committee Chair Fees. The Chairman of the Board will receive an additional $15,000 per annum, which amount is expected to be payable in cash in four equal quarterly installments and is to be pro-rated for any partial year of service. In addition, the chair of each committee of the Board will receive an additional $15,000 per annum, which amount is expected to be payable in cash in four equal quarterly installments and is to be pro-rated for any partial year of service.

5.       Equity Award. In addition to the fees described above, in connection with your appointment to the Board, but contingent upon (a) the approval by the Board of this award, and (b) the approval by the Board and the stockholders of a new equity incentive plan (the “New Plan”), you will receive an award of restricted stock units relating to Forum common stock valued at $100,000. Such award (i) shall be subject to the terms of the New Plan; (ii) shall vest over a one-year period; and (iii) shall be subject to the terms and conditions set forth in the award agreement evidencing this award, as adopted and approved by the Board or a committee of the Board (as applicable).

6.       Expenses. Forum will reimburse you for all reasonable travel expenses that you incur in connection with your attendance at meetings of the Board, in accordance with Forum’s expense reimbursement policy as in effect from time to time.

7.       Separation from Service Prior to Completion of Term. To the extent you separate from service with the Board prior to completion of your term, you will not be entitled to receive any cash fees described above that are payable on a date following your separation or any equity awards that have not yet vested as of the date you separate from service.

8.       Indemnification. You will receive indemnification as a director of Forum to the maximum extent extended to directors of Forum generally, as set forth in Forum’s certificate of incorporation, bylaws, and any director and officer insurance policy Forum may have and maintain from time to time.

In accepting this offer, you are representing to us that (i) you are not aware of any conflict which would restrict, or in any way hinder, your service on the Board, and (ii) you will not provide Forum or ELM with any documents, records, or other confidential information belonging to other parties. You also agree to faithfully perform your duties as a director of Forum in full compliance with the fiduciary duties established under Delaware law and to comply with all policies, procedures, codes, rules, standards and guidelines adopted by Forum from time to time and applicable to directors, including, but not limited to, non-disclosure obligations, corporate governance guidelines, codes of business conduct and ethics, committee charters, and insider trading policies.

Nothing in this Agreement should be construed as an offer of employment or a guarantee of Board service.

Please indicate your agreement with these terms by signing and dating this letter where indicated below and returning one copy of this offer to Erik Grossman (egrossman@electriclastmile.com) by January 15, 2021.

Sincerely,

Jason Luo
Executive Chairman, Electric Last Mile, Inc.

2851 High Meadow Circle Suite 170 Auburn Hills, MI 48326

I have read and accept this contingent offer to join the Board.

_______________________________________                   Date: ________________

Print Name: _____________________________